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                                                                     EXHIBIT 10x


                              EMPLOYMENT AGREEMENT

                  AGREEMENT, made and entered into by and between Kmart Corporation, a Michigan corporation (together with its successors and assigns permitted under this Agreement, the "Company"), and James Adamson (the "Executive").


                                   WITNESSETH:

                  WHEREAS, the Company and the Executive have previously entered into that certain Services Agreement, effective as of January 17, 2002 (the "Prior Agreement"), pursuant to which the Executive is serving as non-executive Chairman of the Company; and

                  WHEREAS, the Company wishes to employ the Executive as the Chief Executive Officer of the Company, in addition to retaining his position as Chairman, and the Executive desires to be so employed by the Company;

                  WHEREAS, the parties hereto desire to enter into this agreement embodying the terms of the Executive's employment with the Company (the "Agreement");

                  NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

                  1. Definitions.

                           (a) "Base Salary" shall have the meaning set forth in
Section 4 hereof.

                           (b) "Board" shall mean the Board of Directors of the
Company.

                           (c) "Cause" shall mean:

                                    (i) the Executive is convicted of a felony
         involving moral turpitude or any other felony (other than motor vehicle related) unless, in the case of such other felony, the Executive (A) acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and (B) had no reasonable cause to believe his conduct was unlawful; or

                                    (ii) the Executive engages in conduct that
         constitutes willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement, resulting, in either case, in material



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         harm to the Company, unless the Executive believed in good faith that such act or nonact was in, or was not opposed to, the best interests of the Company.

                           (d) "Committee" shall mean the Compensation and
Incentives Committee of the Board or any other committee of the Board performing similar functions.

                           (e) "Disability" shall mean the Executive's inability
to substantially perform his duties and responsibilities under this Agreement by reason of any physical or mental incapacity for a period of 180 consecutive days.

                           (f) "Effective Date" shall mean March 11, 2002.

                           (g) "Emergence" shall occur when a plan of
reorganization that is confirmed by the bankruptcy court becomes effective or the Company otherwise emerges from Chapter 11, as a result of which the business of the Company is maintained on an ongoing basis, whether maintained by the Company, the debtor in possession or by an entity that has acquired all or substantially all of the Company's or debtor in possession's assets.

                           (h) "Good Reason" shall mean (i) a breach by the
Company of a material term of this Agreement, which breach has not been cured by the Company within 30 days following the Company's receipt of written notice by the Executive pursuant to Section 24 that such breach has occurred or (ii) receipt by the Executive of a notice of non-extension of the Term.

                           (i) "Inducement Payment" shall mean the payment paid
to the Executive under Section 5 of the Prior Agreement.

                           (j) "KERP" shall mean the Company's Key Employee
Retention Plan, as in effect from time to time, and any successor thereto or any substitute therefor approved by the Bankruptcy Court.

                           (k) "Restructuring Date" shall mean the date on which
any Emergence occurs.

                           (l) "Term" shall mean the period commencing on the
Effective Date and ending on April 30, 2004; provided, however, that the Term shall be automatically extended for an additional year on each anniversary of the Effective Date, unless written notice of non-extension is provided by either party at least 30 days prior to any such anniversary.



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                  2. Employment.

                  The Company hereby employs the Executive, and the Executive hereby accepts such terms of employment, for the Term, on the terms and conditions set forth herein. Either Party may terminate the Agreement at any time during the Term upon notice to the other Party delivered in accordance with
Section 24 hereof; provided, however, that the Executive's termination of the Agreement for Good Reason is subject to the provisions of Section 9(c).

                  3. Position, Duties and Responsibilities.

                           (a) During the Term, the Executive shall serve as the
Chairman of the Board and Chief Executive Officer of the Company, with overall responsibility for the general management of the affairs of the Company. The Executive shall perform such duties and carry out such responsibilities incident to his position as may be determined from time to time by the Board, which shall be consistent with the duties and responsibilities customarily performed by persons in a similar executive capacity. The Executive shall devote substantially all of his business time, attention and skill to the performance of such duties and responsibilities, and shall use his reasonable best efforts to promote the interests of the Company. The Executive shall have all authority commensurate with such position, including, without limitation, authority for decisions on hiring and terminations of Company personnel. All other executive officers of the Company shall report to the Executive. The Executive, in carrying out his duties under this Agreement, shall report directly to the Board. The Executive shall not knowingly, without the prior written approval of the Board, engage in any other business activity which is in violation of written policies established from time to time by the Company.

                           (b) During the Term, the Company shall nominate the
Executive for re-election as a director at each annual meeting of shareholders coinciding with the expiration of his term as a director and recommend him for re-election. If elected by the shareholders, he shall serve as a member of the Board during the Term.

                           (c) Anything herein to the contrary notwithstanding,
nothing shall preclude the Executive from (i) serving on the boards of directors on which he currently serves and on other corporate boards or the boards of a reasonable number of trade associations and/or charitable organizations (subject to the reasonable approval of the Board), (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities hereunder.

                           (d) The Executive shall perform his services
hereunder primarily at the Company's headquarters. To that end, the Company shall provide the Executive with office space and staff at its headquarters in Troy, Michigan that are commensurate with his position and duties hereunder.



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                  4. Base Salary.

                  During the Term, the Executive shall be paid an annualized base salary, payable in accordance with the regular payroll practices of the Company, of $1,500,000 (such base salary, as in effect from time to time hereunder, being referred to as the "Base Salary"). The Base Salary shall be reviewed no less frequently than annually for increase in the discretion of the Board and/or Committee. The Base Salary, including any increase, shall not be decreased during the Term. To the extent that the Executive was paid at a lesser annual rate of base salary during the period (the "Interim Period") from the Effective Date through the date hereof, the Executive shall be entitled to receive promptly following the date hereof an additional payment (less applicable withholdings) so that the Executive will have been paid at the initial Base Salary rate for the Interim Period.

                  5. Incentive Awards.

                  During the Term, the Executive shall be eligible for an annual bonus under the annual incentive portion of the KERP. The Executive's target bonus under the KERP or, following the Restructuring Date, any other annual cash-based incentive program of the Company ("Target Bonus") shall be 125% of his then-current Base Salary. The actual bonus paid to the Executive hereunder may be greater or less than the Target Bonus, based on the level of achievement of performance goals. Payment of the annual bonus shall be made at the same time that other senior-level executives receive their incentive awards. Following the Restructuring Date, the Executive shall participate in such annual and long-term cash- and/or equity-based incentive programs as the senior executives of the Company may participate from time to time.

                  6. Success Payment. The Executive shall be entitled to receive an incentive payment with respect to the Emergence (such payment, the "Success Payment"). The amount of the Success Payment and any other terms and conditions applicable thereto shall be determined in connection with the process during which the Company's plan of reorganization is developed and finalized.

                  7. Other Employee Benefit Programs.

                  During the Term, subject to the provisions of Section 8(e), the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs made available to the Company's senior-level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans



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or programs, whether funded or unfunded. If, during the Term, the Board adopts a new supplemental executive retirement program for its executives or approves the initial participation of any executive in the Company's Special Supplemental Executive Retirement Program, then the Executive will participate in the applicable plan on terms and conditions that are no less favorable than those applicable to any other participant in such plan.

                  8. Reimbursement of Business and Other Expenses; Perquisites; Vacations.

                           (a) The Executive is authorized to incur reasonable
expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company's policy.

                           (b) The Company shall pay to the Executive's
financial advisor and attorneys all reasonable financial advisor and legal expenses incurred in connection with the preparation of both the Prior Agreement and this Agreement, up to an aggregate maximum of $200,000. During the Term, the Company shall reimburse the Executive for all reasonable legal expenses incurred by the Executive in connection with the negotiation of the Executive's employment and compensation arrangements with the Company.

                           (c) During the Term, the Executive shall be entitled
to participate in all of the Company's executive fringe benefits in accordance with the terms and conditions of such arrangements as are in effect from time to time for the Company's senior-level executives.

                           (d) The Company acknowledges its obligation to
provide the Executive with transportation during the Term that provides him with reasonable security to address bona fide business-oriented security concerns, and shall, at Company expense, make available to the Executive (and his spouse when traveling with him) Company or other private aircraft for business and personal use at his reasonable discretion, provided that any such personal use shall be limited to travel within the United States. In addition, the Company shall, at Company expense, make available to the Executive Company or other private aircraft for the Executive's use and that of his spouse, for the purpose of weekly transportation between Detroit, Michigan and the New York City Metropolitan Area or his residence in Florida. It is recognized that the Executive's travel by Company or other private aircraft is required for security purposes and, as such, all reasonable uses by the Executive (including uses with his family) will constitute business use of the aircraft and shall not be subject to reimbursement by the Executive. The Company shall provide additional payments to the Executive on a fully grossed up basis to cover applicable federal, state and local income and excise taxes,



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when and to the extent, if any, that such taxes are payable by the Executive with respect to the foregoing aircraft usage.

                           (e) The Executive acknowledges that he currently is
receiving certain medical, dental and hospitalization benefits from a former employer. For the period of the Term commencing on the Effective Date and ending on December 31, 2003, in lieu of medical, dental and hospitalization benefits under the Company's benefit plans, the Company will reimburse the Executive in cash for the Executive's (and his spouse's) out-of-pocket health expenses not covered by the benefits provided by his former employer, subject to the submission of appropriate documentation of such expenses.

                           (f) During the Term, the Company shall:

                                    (i) make available to the Executive a car
         and driver for his use in Michigan and in the New York City Metropolitan Area and for his use in transportation between his Florida residence and the airport with respect to the travel described in the second sentence of paragraph 8(d) above;

                                    (ii) at the Company's expense, make
         available to the Executive and his spouse full-time leased housing, reasonably satisfactory to the Executive and commensurate with his position, in the Detroit metropolitan area through the Restructuring Date or such later date as may be approved by the Board and, until such full-time housing is made available, will continue to make available to the Executive and his spouse appropriate temporary housing in the Townsend Hotel and, subject to receipt from the Executive of documentation in accordance with the Company's policy, will reimburse the Executive for reasonable living expenses incurred by the Executive while residing at the Townsend Hotel;

                                    (iii) reimburse the Executive, in accordance
         with the Company's relocation policy for senior executives, for reasonable expenses incurred in connection with relocating his residence to the Detroit, Michigan metropolitan area;

                                    (iv) subject to receipt from the Executive
         of documentation in accordance with the Company's policy, reimburse the Executive for financial and tax counseling that is reasonable and commensurate with the Executive's position; and

                                    (v) make to the Executive additional
         payments on a fully grossed-up basis to cover applicable taxes, when and to the extent, if any, that such taxes are payable by the Executive with respect to benefits provided under this Section 8(f).



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                           (g) During the Term, the Executive shall be entitled
to six weeks' paid vacation per year.

                           (h) The Company acknowledges and agrees that the
Inducement Payment shall no longer be subject to the repayment provisions contained in the second sentence of Section 9(b) of the Prior Agreement.

                  9. Termination of Employment. Upon the termination of the Executive's employment with the Company for any reason, the Executive shall be entitled to: (i) promptly, but in no event later than 10 days following the effective date of such termination, a cash lump sum payment equal to (a) any accrued and unpaid Base Salary as of the effective date of the termination, (b) any accrued vacation pay and (c) any unpaid annual bonus for the fiscal year ending prior to the fiscal year in which the termination occurs that would otherwise be payable to the Executive if he remained employed by the Company;
(ii) all vested benefits accrued under any benefit plans, programs or arrangements in which the Executive participated during the Term; and (iii) an amount equal to such reasonable and necessary business expenses incurred by the Executive prior to the effective date of the termination which had not previously been reimbursed pursuant to Section 8(b). In addition to the foregoing, the Executive shall be entitled to the payments and benefits described below.

                           (a) Termination of Employment by the Company. In the
event the Executive's employment is terminated (x) by the Company other than for Disability or Cause or (y) subject to Section 9(c), by the Executive for Good Reason, in either case, the Executive shall be entitled to receive the following payments and benefits:

                                    (i) (I) If such termination occurs on or
                  prior to April 30, 2003 and prior to the Plan Confirmation Date (as defined below), promptly but in no event later than 10 days following the effective date of such termination, a cash lump sum payment equal to (A) minus (B), where (A) is equal to the sum of (x) 300% of the Executive's Base Salary as in effect immediately prior to the effective date of such termination, plus (y) the Executive's Target Bonus as in effect with respect to the year in which such termination occurs, and where (B) equals the aggregate amount paid by the Company pursuant to Section 5 of the Prior Agreement.

                                             (II) If such termination occurs
                  following April 30, 2003 but prior to the date (for purposes of this Section 9(a), the "Plan Confirmation Date") on which a confirmed plan of reorganization (other than a Plan of Liquidation (as defined below)) is approved by the Bankruptcy Court (as defined in Section 27), then (1) promptly, but in no event later than 10 days following the effective date of such termination, a cash lump sum



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                  payment equal to the sum of (x) the Executive's Base Salary as in effect immediately prior to the effective date of such termination plus (y) the Executive's Target Bonus as in effect with respect to the year in which such termination occurs and
                  (2) promptly, but in no event later than 10 days following the Plan Confirmation Date, an amount equal to 200% of the Executive's Base Salary as in effect immediately prior to the effective date of such termination. For purposes of this
                  Section 9(a)(i)(II), a "Plan of Liquidation" means any chapter 11 plan (A) under which less than 50% of the Debtors' operating business continues as a going concern, and (B) which does not result in a discharge of the Debtors under 11 U.S.C.
                  Section 1141; provided, that a "Plan of Liquidation" shall not include any chapter 11 plan that results in a discharge and more than 50% of the Debtors' operating business continuing as a going concern, either through a stand-alone chapter 11 plan, one or more sales of assets, an investment from a third party, or any combination of the foregoing.

                                             (III) Notwithstanding clauses
                  (i)(I) and (i)(II) of this Section 9(a), if such termination occurs following the Plan Confirmation Date (or in contemplation of the Plan Confirmation Date in order to reduce the amounts payable hereunder), promptly but in no event later than 10 days following the effective date of such termination, a cash lump sum payment equal to the sum of (x) 300% of the Executive's Base Salary as in effect immediately prior to the effective date of such termination, plus (y) the Executive's Target Bonus as in effect with respect to the year in which such termination occurs.

                                    (ii) The Executive shall be entitled to
         continued participation to the extent provided in medical, dental, hospitalization and life insurance coverage and in all other employee welfare plans and programs in which he was participating on the date of termination for a period of two years following the effective date of his termination hereunder; provided, that with respect to any portion of such two-year period which precedes January 1, 2004, the Company's obligation with respect to medical, dental and hospitalization insurance shall be limited to the cash reimbursement benefit set forth in Section 8(e) hereof; and

                                    (iii) Any equity awards then held by and
         deferred compensation or pension benefits accrued by the Executive that are not vested and/or exercisable shall become fully vested and/or exercisable as of the effective date of such termination.



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                           (b) Termination of Employment Other than as Provided
Under Section 9(a). In the event the Executive's employment hereunder terminates for any reason other than as provided under Section 9(a) above, the Executive (or his estate or his beneficiaries, as the case may be) shall be entitled to receive payment of (i) the Base Salary through the end of the month during which the effective date of termination occurs (or if the termination is by reason of the Executive's Disability, through the end of the Term) and (ii) a pro rata portion of the annual bonus described in Section 5 for the year in which such termination occurs, equal to the product of (x) the Executive's Target Bonus and
(y) a fraction, the numerator of which shall be the number of full or partial calendar months in the fiscal year ending on the effective date of the Executive's termination and the denominator of which shall be the number twelve
(12); provided, however, that payment under clause (ii) of this paragraph (b) shall not be made in the event such termination is by the Company for Cause or by the Executive without Good Reason.

                           (c) Termination For Good Reason. For a termination of
the Executive's employment under clause (y) of the first paragraph of Section 9(a) (other than by reason of non-extension of the Term) to be effective, the Executive shall have given the Company written notice, within 60 days following the occurrence of any event or circumstance constituting a breach of a material term of this Agreement, of the specific event or circumstance constituting such breach, and the Company shall have failed to cure such breach within 30 days following receipt of such written notice.

                           (d) Release of Claims. Except in the event the
Executive's employment hereunder is terminated because of his death, as a condition of the Executive's entitlement to any of the severance rights and benefits provided in this Section 9 (other than those payments and benefits set forth in the introductory paragraph of this Section 9), the Executive shall be required to execute and honor a mutual release of claims substantially in the form attached hereto as Exhibit A. In addition, concurrent with the Executive's execution of such mutual release of claims, the Company shall be required to execute and honor such mutual release of claims.

                  10. Restrictive Covenants.

                           (a) The Executive agrees that any right to receive
any further payments or benefits hereunder will cease if the Executive breaches any of the provisions of Section 10(b) through 10(e) below.

                           (b) Non-Compete. By and in consideration of the
substantial compensation and benefits to be provided by the Company hereunder, and further in consideration of the Executive's exposure to the proprietary information of the Company, the Executive agrees that he shall not, during the Term and for at least 12 months following termination of employment for any reason, directly or indirectly own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of or be connected in any manner, including, but not



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limited to, holding the positions of officer, director, shareholder, consultant, independent contractor, employee, partner, or investor, with any Competing Enterprise; provided, however, that the Executive may invest in stocks, bonds, or other securities of any corporation or other entity (but without participating in the business thereof) if such stocks, bonds, or other securities are listed for trading on a national securities exchange or Nasdaq National Market and the Executive's investment does not exceed 3% of the issued and outstanding shares of capital stock, or in the case of bonds or other securities, 3% of the aggregate principal amount thereof issued and outstanding. "Competing Enterprise" shall mean and be limited to the following entities, including successors thereto: Albertson's Inc., American Retail Group, Inc., Carrefour sa, Fleming Companies, Inc., Kohl's Corporation, The May Department Store Company, J.C. Penny Company, Royal Ahold, Safeway, Inc., Sears, Roebuck and Co., ShopKo Stores, Inc., Supervalue Inc., Target Corp., The Home Depot, Inc., Toys R Us Inc., TJX Companies, Inc., and Wal-Mart Stores, Inc.

                           (c) Nonsolicitation. By and in consideration of the
substantial compensation and benefits to be provided by the Company hereunder, and further in consideration of the Executive's exposure to the proprietary information of the Company, the Executive agrees that he shall not, during the Term and for at least 18 months following termination of employment for any reason, without the express prior written approval of the Company, (i) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, customer, agent, representative or any other person which has a business relationship with the Company, or had a business relationship with the Company within the 24 month period preceding the date of the incident in question, to discontinue, reduce or modify such employment, agency or business relationship with the Company, or (ii) employ or seek to employ or cause any Competing Enterprise to employ or seek to employ any person or agent who is then (or was at any time within six months prior to the date the Executive or the Competing Enterprise employs or seeks to employ such person) employed or retained by the Company.

                           (d) Confidential Information. During the Term and at
all times thereafter (including following the cessation of the Executive's employment for any reason), the Executive agrees that he will not divulge to anyone (other than the Company or any persons employed or designated by the Company or the Executive's financial or legal advisors) any knowledge or information of a confidential nature relating to the business of the Company or any of its subsidiaries or affiliates (unless ascertainable from public or published information or trade sources), as well as any information of a confidential nature obtained from customers, clients or other third parties, including, without limitation, all types of trade secrets and confidential commercial information, and the Executive further agrees not to disclose, publish or make use of any such knowledge or information without the prior written consent of the Company; provided, however, that the Executive may disclose any such information if required by a court order or other similar request.



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                           (e) Cooperation. The Executive agrees to cooperate
with the Company, during the Term and thereafter (including following the cessation of the Executive's Employments for any reason), by being reasonably available to testify on behalf of the Company or any subsidiary or affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any subsidiary or affiliate, in any such action, suit or proceeding, by providing information and meeting and consulting at mutually agreeable times and places with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate, as reasonably requested. The Company agrees to reimburse the Executive for all expenses actually incurred by the Executive in connection with his provision of testimony or assistance.

                           (f) The Executive agrees that any breach of the terms
of this Section 10 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any reasonable threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, remedies available under this Agreement and the recovery of damages.

                           (g) The provisions of this Section 10 shall survive
any termination of this Agreement and the Term, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section.

                  11. Indemnification.

                           (a) The Company agrees that if the Executive is made
a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, independent contractor or employee of the Company or is or was serving at the request of the Company as a director, independent contractor, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, independent contractor, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Company's Board of Directors or, if greater, by the laws of the State of Michigan against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in



                                       11
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settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, independent contractor, employee or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators; provided, however, that the indemnification provided for in this Section 11(a) shall not apply with respect to any act or omission by the Executive that occurred prior to the date (the "Filing Date") on which the Company filed its Chapter 11 case, it being understood that the Executive's right to indemnification for the period prior to the Filing Date shall be the same as that provided to the Company's other directors and executive officers (as applicable) during such period. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

                           (b) Neither the failure of the Company (including its
board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by the Executive under Section 11(a) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

                           (c) The Company agrees to continue and/or maintain a
directors and officers' liability insurance policy covering the Executive to the same extent the Company provides such coverage for its other executive officers and directors and for not less than the amounts in effect for its other executive officers and directors.

                  12. Letter of Credit.

                  Promptly following receipt of Court Approval (as defined in Section 27 below), the Company shall revise the letter of credit in the amount of $10,000,000 that was previously established with respect to the Prior Agreement (or shall replace such letter of credit with a letter of credit in the same amount obtained from a financial institution satisfactory to Executive) in a form reasonably acceptable to the Executive such that either such letter of credit shall be for the sole purpose of satisfying the Company's obligations hereunder. The Company shall cause any such letter of credit to remain in full force and effect until the date on which is entered a final order approving and authorizing this Agreement, which order is not subject to appeal, at which time the Company shall cause such letter of credit to be surrendered and cancelled.



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                  13. Assignability; Binding Nature.

                  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, or in connection with a Chapter 11 case, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale or reorganization transaction as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to payments hereunder, which may be transferred only by will or operation of law, except as provided in
Section 19 below.

                  14. Representations.

                  The Company represents and warrants that it is fully authorized and empowered by action of the Board to enter into this Agreement, and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

                  15. Entire Agreement.

                  This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and, subject to Section 27, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto (but not including his other services as a director), including without limitation the Prior Agreement.

                  16. Amendment or Waiver.

                  No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer or director of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer or director of the Company, as the case may be.

                  17. Severability.

                  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

                  18. Survival.

                  The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

                  19. Beneficiaries/References.

                  The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any amounts payable hereunder following the Executive's death by giving the Company written notice thereof in accordance with Section 24 hereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

                  20. Excise Tax Gross-Up Payments.

                  In the event that it shall be determined that any payment or distribution by the Company or other amount with respect to the Company to or for the benefit of the Executive pursuant to the terms of this Agreement or otherwise (the "Aggregate Payment") is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to the Executive, prior to the time any excise tax imposed by Section 4999 of the Code ("Excise Tax") is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all taxes thereon, is equal to the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this Section 20 shall be made by an independent auditor (the "Auditor") jointly selected by the Company and the Executive and paid by the Company.

                  The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any Affiliate thereof. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor.

                  21. Governing Law/Jurisdiction.

                  This Agreement shall be governed by and construed and interpreted in accordance with the laws of Michigan without reference to principles of conflict of laws.

                  22. Resolution of Disputes.

                  Prior to the Restructuring Date, any disputes arising under or in connection with this Agreement shall be settled in the Bankruptcy Court (as defined in Section 27). Thereafter, any disputes arising under or in connection with this Agreement shall, at the election of the Executive or the Company, be resolved by binding arbitration, to be held in New York City, New York in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. All costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be borne by the respective Party incurring such costs and expenses, but the Company shall reimburse the Executive for such reasonable costs and expenses if he prevails to any substantial degree in such arbitration or court proceeding.

                  23. Tax Withholding.

                  All amounts required to be paid by the Company shall be subject to reduction in order to comply with applicable Federal, state and local tax withholding requirements, except as otherwise provided herein.

                  24. Notices.

                  Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

                  If to the Company:        Kmart Corporation
                                            3100 West Big Beaver Road
                                            Troy, MI 48084-3163
                                            Attention: General Counsel

                  If to the Executive:      James Adamson
                                            c/o Kmart Corporation
                                            3100 west Big Beaver Road
                                            Troy, MI 48084-3163

                  With a copy to:           Brad Eric Scheler
                                            Fried, Frank, Harris, Shriver &
                                            Jacobson
                                            One New York Plaza
                                            New York, NY 10004

                  25. Headings.

                  The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

                  26. Counterparts.

                  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  27. Court Approval.

                  Notwithstanding anything in this Agreement to the contrary, the effectiveness of this Agreement is subject to the approval ("Court Approval") of the United States Bankruptcy Court for the Northern District of Illinois (the "Bankruptcy Court"). The Company shall, as soon as practicable after the Effective Date, undertake to file a motion seeking, and use its best efforts to obtain, approval of this Agreement by the Bankruptcy Court.

                  IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

                                                 KMART CORPORATION

                                                 -------------------------
                                                 By: Robert Kennedy
                                                 Chairman, Compensation and
                                                 Incentives Committee of the
                                                 Board of Directors


                                                 EXECUTIVE


                                                 -------------------------
                                                 James Adamson